Exhibit 1.3

[TRANSLATION]

[Logo of Québec Registrar]

CERTIFICATE OF AMENDMENT

Companies Act, Part IA
(R.S.Q., c. C-38)

I hereby certify that the company

VIDEOTRON LTD.

amended its articles on DECEMBER 12, 2008, under Part IA of the Companies Act, as indicated in the Articles of Amendment attached hereto.

[Seal of Québec Registrar]	Filed in the register on January 19, 2009 under registration number 1163819882	[Signed] Enterprise Registrar

R930Z12L88V91JA

[TRANSLATION]

Articles of Amendment Companies Act (R.S.Q., c.C-38, Part IA)

Québec enterprise number
NEQ	1	1	6	3	8	1	9	8	8	2

1. Name   -     Enter the new name of the company, if changed, and enter the previous name in section 5.

or

-             Enter the current name, if you are keeping it, and write N.A. in section 5.

Videotron Ltd.

Mark and X in this box if you are apply for a designating number (numbered company) rather than a name ☐

2. The articles of the company are amended as follows:

See Schedule 1 to these articles of amendment which forms an integral part hereof.

3. Effective date (if later than that on which the articles of amendement are filed):

Date following that of the filing date:	Year	Month	Day

4. Amendment of articles under sections 123.140 and following of the Companies Act

Mark an X if the application for amendment is presented to correct an illegal or irregular element, or to include a provision required under the Companies Act:

•                  where the correction or insertion does not affect the rights of the shareholders or creditors (sec. 123.140);            ☐

•                  where the correction or insertion may affect the rights of the shareholders or creditors - append copy of judgment (sec.     ☐  123.141).

Effective date (the amendment will be retroactive to the date of the certificate accompanying the articles being amended), unless these articles or the judgment provides for a later date):

Year           Month       Day

5. Name prior to the amendment (if different than the one mentioned in section 1)

N/A

Do not write in this space
Québec	/s/ Serge Gouin
Signature of Authorized Director
Filed on Dec. 12, 2008 THE ENTERPRISE REGISTRAR

If you need more space, attach an appendix in two copies,
identify the relevant section, and number the pages, if any.

RETURN BOTH COPIES OF THIS FORM TOGETHER WITH YOUR PAYMENT. DO NOT SEND BY FAX.

Minister of Revenue	LE-50.0.11.04 (2007-04)

SCHEDULE 1

to the Articles of Amendment of

VIDEOTRON LTD. (the “Company”)

The unlimited share capital of the Company is modified by the creation of the Class “H” Preferred Shares, which shall carry the following rights:

(H)          CLASS “H” PREFERRED SHARES: The number of Class “H” Shares is unlimited, and the consideration paid into the subdivision of the issued and paid-up share capital account relating to such shares is also unlimited; Class “H” Shares shall have no par value and shall carry the following rights, privileges, conditions and restrictions:

(1)           Ranking of Class “H” Preferred Shares. Class “H” Preferred Shares shall have priority over the Common Shares, but not over the Class “B,” “C,” “D,” “E”, “F” and “G” Preferred Shares with respect to the order of payment of dividends and the distribution of the assets of the Company in the event of the liquidation, winding-up or dissolution of the Company, whether or not voluntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs.

(2)           Right to Dividends. The holders of Class “H” Shares shall be entitled to receive, every year, in such manner and at such time as the Board of Directors may declare, a non-cumulative dividend at the fixed rate of 1% per month, calculated on the redemption price of the Class “H” Preferred Shares, payable in cash, property or through the issuance of fully paid shares of any class of the Company.

(3)           Repayment. If, for any reason, including in the event of dissolution or liquidation or winding-up of the Company, whether or not voluntary, some or all of the assets of the Company are distributed among the shareholders, each holder of Class “H” Shares shall be entitled to repayment of the amount paid for the Class “H” Shares into the subdivision of the issued and paid-up share capital account relating to the Class “H” Shares.

(4)           No Voting Right. Subject to the provisions of the Act or as otherwise expressly provided, the holders of Class “H” Shares shall not be entitled to receive notice of, attend or vote at the meeting of shareholders of the Company.

(5)           Redemption Right. The Company shall be entitled, at its discretion, subject to the provisions of the Companies Act in this regard, to redeem at any time all or from time to time part of the Class “H” Shares then outstanding upon giving notice to that effect, on payment to the holders of the Class “H” Shares at a price equal to the “Redemption Value”, as described below, plus the amount of dividends declared but unpaid, if any, on the Class “H” Shares.

(a) Redemption Value

The “Redemption Value” of each share corresponds to the amount paid for such share into the subdivision of the issued and paid-up share capital account relating to the Class “H” Shares, plus a premium equal to the amount by which the fair market value of the consideration received by the Company at the time such Class “H” Share was issued exceeds the total of:

(i)                                   the amount paid for such share into the subdivision of the issued and paid-up share capital account relating to the Class “H” Shares; and

(ii)                                the fair market value of any property, other than a Class “H” Share, given by the Company in payment of such consideration.

(b) Determination of Fair Market Value of the Consideration

Upon issuance of the Class “H” Shares, the Company and each subscriber of Class “H” Shares shall determine, by mutual consent and in good faith, based on a method deemed fair and reasonable, the fair market value of each of the assets that form part of the consideration received by the Company at the time the Class “H” Shares are issued.

(c) Adjustment of the Premium in Case of a Disagreement with the Department of Revenue

In the event of a disagreement with the federal or provincial department of revenue, or both, with respect to the appraisal of the fair market value of one or more of the assets that form part of the consideration received by the Company at the time the Class “H” Shares are issued, the appraisal by such department shall prevail. The amount of the premium relating to the redemption of the Class “H” Shares shall be adjusted accordingly if the department in question provides the Company and each holder of Class “H” Shares, or, where all of the shares are redeemed, the Company and each former holder of Class “H” Shares, with the opportunity to contest the appraisal with the department or before the courts. Where the federal and provincial appraisals differ, the amount of the premium shall be equal to the lower appraisal established in accordance with an uncontested assessment or another final judgment, as the case may be.

If, before the Redemption Value provided for in the foregoing sentence is adjusted, the Company pays, in cash or any other form of consideration, to a holder of Class “H” Shares, in connection with a redemption, retraction or purchase of Class “H” Shares, a sum for the Class “H” Shares that differs from the adjusted Redemption Value, the holder or the Company, as the case may be, shall immediately pay to the holder or the Company, as the case may be, the difference between the amount paid in connection with the redemption, retraction or purchase and the adjusted Redemption Value. Moreover, if, at the time of the adjustment, dividends have already been declared and paid on the Class “H” Shares, such dividends shall be adjusted so as to reflect the adjustment of the Redemption Value.

The Company shall, at least one (1) business day prior to the date fixed for redemption (the “Redemption Date”), give written notice, to each then registered holder of Class “H” Shares, of the Company’s intention to redeem such shares. Such notice shall set out the date and place at which the redemption is to take place and where payment is to occur and, in the case of partial redemption, the number of shares of each such holder of Class “H” Shares to be redeemed. If notice of redemption is given as aforesaid and an amount sufficient to redeem the Class “H” Shares called for redemption is deposited with the Company’s bankers or at any other place specified in the notice, on or before the Redemption Date, the holders of Class “H” Shares shall, after the Redemption Date, no longer have any right in or against the Company, except the right to receive payment of the Redemption Price and any accrued but unpaid dividends on such Class “H” Shares being redeemed, upon presentation and surrender of the certificates representing such number of shares to be redeemed.